7993372

# ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF ENERGIZER RESOURCES INC.

1. The name of the corporation is Energizer Resources Inc.

2. Paragraph 3 of the Articles of Incorporation of Energizer Resources Inc. is hereby amended in its entirety to read as follows:

   3. Authorized Shares. The aggregate number of shares that the corporation is authorized to issue is 650,000,000, par value $0.001 per share. A total of 640,000,000 of the shares shall be deemed common shares. The remaining 10,000,000 shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix and determine, consistent with these articles of incorporation.

3. The foregoing amendments will be effective upon the date of filing with the Office of the Minnesota Secretary of State.

4. The foregoing amendments were adopted according to Chapter 302A of the Minnesota Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, Senior Vice President and Chief Financial Officer of Energizer Resources Inc., being duly authorized on behalf of such corporation, has executed these Articles of Amendment this 17th day of December, 2014.

Peter Liabotis,
Senior Vice President and Chief Financial Officer

**Work Item 799937200036**
**Original File Number 2844905-2**

STATE OF MINNESOTA
OFFICE OF THE SECRETARY OF STATE
FILED
**12/17/2014 11:59 PM**

Mark Ritchie

**STATE OF MINNESOTA**

DEPARTMENT OF STATE

I hereby certify that this is a true and complete copy of the document as filed for record in this office.

DATED 12/17/2014

Mark Ritchie

Secretary of State

By Laurie Sengel